Calculation of Filing Fee Tables
S-8
NETSTREIT Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other			$ 38,676,000.00	0.0001531	$ 5,921.30
Total Offering Amounts:						$ 38,676,000.00		$ 5,921.30
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,921.30
Offering Note
[1]	(1) The NETSTREIT Corp. Amended and Restated 2019 Omnibus Incentive Compensation Plan (the "Plan") authorizes the issuance of up to 4,294,976 shares of Common Stock, par value $0.01 per share ("Common Stock") (including the 2,200,000 shares of Common Stock registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the New York Stock Exchange on July 18, 2025, which was $17.58 per share.